Exhibit 99.6

Consent of Prospective Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I, Steven M. Looney, hereby consent to be named as a prospective director of SHG Services, Inc. in the Registration Statement on Form S-1 of SHG Services, Inc., dated May 24, 2010, and any amendments thereto.

/s/ Steven M. Looney
Steven M. Looney

Dated: May 24, 2010